As filed with the Securities and Exchange Commission on January 10, 2017

Registration No. 333-212585

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212585

UNDER THE SECURITIES ACT OF 1933

AVADEL PHARMACEUTICALS PLC

(Exact name of Registrant as specified in its charter)

Ireland	98-1341933
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Block 10-1 Blanchardstown Corporate Park Ballycoolin, Dublin 15, Ireland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

2012 Stock Option Plan; 2013 Stock Option Plan; 2014 Stock Option Plan; 2013 Plan Allocation for Warrants; 2014 Plan Allocation for Warrants; 2015 Plan Allocation for Warrants; 2012 Plan Allocation for Free Shares; 2013 Plan Allocation for Free Shares; 2014 Plan Allocation for Free Shares.
(Full title of the plans)

Phillandas T. Thompson, Esq.
Avadel US Holdings, Inc.
16640 Chesterfield Grove Road
Suite 200
Chesterfield, MO 63005
(Name and address of agent for service)

(636) 449-1840

(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Timothy I Kahler, Esq. Joseph Walsh, Esq. Troutman Sanders LLP 875 Third Avenue New York, NY 10022 (212) 704-6000	Christopher McLaughlin, Esq. Arthur Cox Earlsfort Centre Earlsfort Terrace Dublin 2, Ireland +353 1 618 0000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, $0.01 nominal value		(2)		(2)		(2)		(2)
(1)	Each Ordinary Share is represented by one American Depositary Share.
(2)	No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statement on Form S-8 (File No. 333-212585). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Avadel Pharmaceuticals plc, an Irish public limited company (“Avadel” or the “Registrant”), as successor issuer to Flamel Technologies S.A., a société anonyme organized under the laws of France (“Flamel”).

On December 31, 2016 at 11:59:59 p.m. (Central European Time) (the “Effective Time”), pursuant to the Common Draft Terms of Cross-Border Merger, dated as of June 29, 2016 between Flamel and its wholly-owned Irish corporate subsidiary, Avadel (the “Merger Agreement”, which was filed as Exhibit 2.1 to the Form 8-K filed by Flamel on July 1, 2016), Flamel merged with and into Avadel, with Avadel as the surviving entity (the “Merger”). Pursuant to the Merger, (i) each outstanding ordinary share of Flamel was cancelled and exchanged for one ordinary share of Avadel, and (ii) each outstanding American Depositary Share (“ADS”) representing one ordinary share of Flamel was exchanged for an ADS representing one ordinary share of Avadel. Also, as a result of the Merger, all of the assets and obligations of Flamel were transferred to and/or assumed by Avadel. Such obligations of Flamel assumed by Avadel included the equity incentive plans of Flamel for which securities were registered under the Registration Statement (as defined below). By assuming such equity incentive plans, Avadel assumed the related obligations of Flamel with respect to free shares grants and/or stock options or stock warrants to acquire ordinary shares and/or ADSs, which thereby have become Avadel’s free share grants and/or stock options or stock warrants to acquire ordinary shares and/or ADSs of Avadel. Avadel’s board of directors has any authority remaining under such assumed equity incentive plans to issue additional Avadel free share grants and/or stock options or stock warrants to acquire ordinary shares and/or ADSs of Avadel.

Pursuant to Rule 12g-3(a) under the Exchange Act, Avadel is the successor issuer to Flamel, Avadel ADSs are deemed to be registered under Section 12(b) of the Exchange Act, and Avadel is subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder. Beginning on January 3, 2017, the ADSs representing shares of Avadel, which, as a result of the Merger, were issued to the former holders of Flamel ADSs, were listed and began trading on the Nasdaq Global Market under the trading symbol “AVDL.”

This Post-Effective Amendment No. 1 pertains to the adoption by Avadel of Registration Statement No. 333-212585 (the “Registration Statement”). Avadel hereby expressly adopts the Registration Statement as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

•	Flamel’s Annual Report on Form 10-K (File No. 000-28508) for the year ended December 31, 2015, filed with the Commission on March 15, 2016, as amended by Flamel’s Annual Report on Form 10-K/A (File No. 000-28508) for the year ended December 31, 2015, filed with the Commission on April 29, 2016.

•	Flamel’s Quarterly Report on Form 10-Q (File No. 000-28508) for the quarterly period ended March 31, 2016, filed with the Commission on May 10, 2016.

•	Flamel’s Quarterly Report on Form 10-Q (File No. 000-28508) for the quarterly period ended June 30, 2016, filed with the Commission on August 15, 2016.

•	Flamel’s Quarterly Report on Form 10-Q (File No. 000-28508) for the quarterly period ended September 30, 2016, filed with the Commission on November 14, 2016.

•	The description of Avadel’s Ordinary Shares and the American Depositary Shares representing Avadel’s Ordinary Shares, set forth under the captions “Proposals to Reincorporate the Company as an Irish Public Limited Company – Description of the Avadel plc Ordinary Shares” and “Proposals to Reincorporate the Company as an Irish Public Limited Company – Description of ADSS Representing Avadel plc Ordinary Shares,” respectively, in the definitive proxy statement of Flamel filed by Flamel with the Commission on July 5, 2016.

•	Flamel’s and/or Avadel’s Current Reports on Form 8-K (File No. 000-28508) filed with the Commission on January 11, 2016, February 9, 2016, March 10, 2016 (Securities and Exchange Commission Accession No. 0001144204-16-087059), March 31, 2016, April 19, 2016, May 2, 2016 (only as to Item 1.01 thereof and Exhibit 2.1 thereto), May 27, 2016, June 2, 2016, June 16, 2016, July 1, 2016, August 12, 2016 (only as to Item 5.07 thereof including the amendment thereto filed on Form 8-K/A on September 14, 2016), August 16, 2016, September 1, 2016, September 20, 2016, September 26, 2016, October 6, 2016, October 20, 2016, October 27, 2016, November 7, 2016 (including the amendment thereto filed on Form 8-K/A on November 7, 2016, only as to Item 9.01), November 10, 2016, November 15, 2016, November 17, 2016, December 19, 2016, January 4, 2017 (SEC Accession No. 0001144204-17-000636, and the amendment thereto filed on January 6, 2017), January 4, 2017 and January 5, 2017.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Ordinary Shares offered have been sold or which deregisters all of such Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the above, information that is “furnished to” the Commission shall not be deemed “filed with” the Commission and shall not be deemed incorporated by reference into this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

To the fullest extent permitted by Irish law, Avadel’s constitution contains indemnification for the benefit of its directors, company secretary and executive officers. However, as to its directors and company secretary, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its articles of association or any contract between the company and the director or company secretary. This restriction does not apply to Avadel’s executive officers who are not directors, the company secretary or other persons who would be considered “officers” within the meaning of the Irish Companies Act.

Avadel is permitted under Avadel’s constitution and the Irish Companies Act to take out directors and officers’ liability insurance, as well as other types of insurance, for its directors, officers, employees and agents. In order to attract and retain qualified directors and officers, Avadel purchases and maintains customary directors' and officers’ liability insurance and other types of comparable insurance.

Each of the employment agreements between Flamel and its executive officers includes a provision obligating Flamel to indemnify the employee from liability arising from his or her services to us, except to the extent such liability was the result of his or her fraud, gross negligence, or reckless or intentional misconduct. These indemnity obligations will become binding obligations of Avadel as a result of the Merger. At present, there is no pending litigation or proceeding involving any directors or executive officers as to which indemnification is required or permitted, and Avadel is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The indemnification provisions in Avadel’s constitution may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Avadel and its shareholders. A shareholder’s investment may be harmed to the extent Avadel pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling Avadel pursuant to the foregoing provisions, Avadel has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of Avadel’s directors or officers as to which indemnification is being sought, nor is Avadel aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8	Exhibits.

Exhibit Number	Description

4.1	Deposit Agreement among Avadel, The Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt) (1)

5.1	Opinion of Arthur Cox regarding the legality of the securities being registered *

23.1	Consent of PricewaterhouseCoopers *

23.2	Consent of Arthur Cox (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

(1) Incorporated by reference to the Company’s registration statement on Form F-6 filed December 20, 2016, as amended (No. 333-215195), and as Exhibit 1.1 to the Company’s Form 8-K filed January 4, 2016 (SEC Accession No. 0001144204-17-000636, and the amendment thereto filed on January 6, 2017).

* Filed herewith.

ITEM 9.	Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective Registration Statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-212585 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chesterfield, Missouri, on January 10, 2017.

AVADEL PHARMACEUTICALS PLC

By:	/s/ Michael S. Anderson
Michael S. Anderson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of Craig R. Stapleton, Francis J.T. Fildes and Benoit Van Assche constitutes and appoints Michael S. Anderson and Phillandas T. Thompson, and each of them, as his true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Avadel Pharmaceuticals plc to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Post-Effective Amendment No. 1 on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Post-Effective Amendment No. 1, and any amendments (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement No. 333-212585 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Anderson	Chief Executive Officer (Principal Executive	January 10, 2017
Michael S. Anderson	Officer) and Director

/s/ Michael F. Kanan	Chief Financial Officer (Principal	January 10, 2017
Michael F. Kanan	Financial Officer)

/s/ David P. Gusky	Corporate Controller (Principal	January 10, 2017
David P. Gusky	Accounting Officer)

/s/ Craig R. Stapleton	Non-Executive Chairman of the Board and	January 10, 2017
Craig R. Stapleton	Director

Director
Guillaume Cerutti

/s/ Francis J.T. Fildes	Director	January 10, 2017
Francis J.T. Fildes

/s/ Benoit Van Assche	Director	January 10, 2017
Benoit Van Assche

Director
Christophe Navarre

SIGNATURE (AUTHORIZED U.S. REPRESENTATIVE)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-212585 has been signed by the Authorized U.S. Representative on the date indicated:

Dated: January 10, 2017

AVADEL US HOLDINGS, INC.

By:	/s/ Phillandas T. Thompson
Name:	Phillandas T. Thompson
Title:	Authorized U.S. Representative

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Deposit Agreement among Avadel, The Bank of New York, as Depositary, and holders from time to time of American Depositary Shares issued thereunder (including as an exhibit the form of American Depositary Receipt) (1)

5.1	Opinion of Arthur Cox regarding the legality of the securities being registered *

23.1	Consent of PricewaterhouseCoopers *

23.2	Consent of Arthur Cox (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

(1) Incorporated by reference to the Company’s registration statement on Form F-6 filed December 20, 2016, as amended (No. 333-215195), and as Exhibit 1.1 to the Company’s Form 8-K filed January 4, 2016 (SEC Accession No. 0001144204-17-000636, and the amendment thereto filed on January 6, 2017).

* Filed herewith.